Exhibit 4.8
AMENDMENT NO. 2
TO THE
GSK PUERTO RICO RETIREMENT SAVINGS PLAN
(Amended and Restated Effective July 1, 2001)

          Pursuant to resolutions of the Board of Directors of SmithKline Beecham (Cork) Limited, adopted December 17th, 2008, the GSK Puerto Rico Retirement Savings Plan (the “Plan”) is hereby amended as follows effective July 3, 2008, unless otherwise noted:
     1. Each of the definitions in the Plan noted below are hereby restated in their entirety to read as follows:
“Board of Directors” means the Board of Directors of SmithKline Beecham (Cork) Limited.

“Company” means SmithKline Beecham (Cork) Limited, an Ireland corporation, or any successor corporation resulting from merger, consolidation, or transfer of assets substantially as a whole, which shall expressly agree in writing to continue the Plan.
     2. Effective January 1, 2009, the first sentence of Section 5.1.1 of the Plan is hereby restated in its entirety to read as follows:
     “5.1.1 Each active Participant may designate a percentage of his Compensation (in 1% increments), not to exceed the lesser of 50% of his Compensation or the $9,000 limit contained in Section 1165(e)(7) of the PR Code ($9,000 for 2009), as Pre-Tax Contributions in any calendar year; provided that, annual Pre-Tax Contributions by an active Participant who also contributes to an individual retirement account described in PR Code Section 1169 will be further limited to the extent required by the PR Code.”
     3. Appendix A to the Plan is hereby amended to read in the form attached hereto.
Executed this 17th day of December, 2008.

SmithKline Beecham (Cork) Limited a GlaxoSmithKline company
By:	/s/ Finbar Whyte
	Name:	Finbar Whyte
	Title:	Director

APPENDIX A
GSK PUERTO RICO RETIREMENT SAVINGS PLAN
Affiliate Companies Participating in the Plan
(As of July 3, 2008)
•	GlaxoSmithKline Consumer Healthcare, L.P.
•	GlaxoSmithKline Puerto Rico Inc.